Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-1

Functional Brands Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common Stock, par value $0.0001 per share	(1)	Other	17,883,693	$8.00	$143,069,544.00	0.0001531	$21,903.95

Total Offering Amounts:							$143,069,544.00		21,903.95
Total Fees Previously Paid:									2,893.59
Total Fee Offsets:									0.00
Net Fee Due:									$19,010.36

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Offering Note(s)

(1)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(d) of the Securities Act of 1933, as amended, based on a market value per share reference price of $8.00. Given that the registrant’s shares of common stock are not traded on an exchange or over-the-counter, the registrant did not use the market prices of its common stock in accordance with Rule 457(c).

Represents 17,883,693 shares of the registrant’s common stock being registered for resale by our shareholders identified in this prospectus, or their permitted transferees, in connection with our direct listing on the Nasdaq Global Market.

A registration fee of $2,893.59 was previously paid in connection with the S-1 (defined below).